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Exhibit 4.2(h)

AMENDED AND RESTATED SUBORDINATION AGREEMENT

        This Amended and Restated Subordination Agreement, dated as of January 27, 2003, completely amends and restates the Subordination Agreement dated as of November 21, 2002, made by David R. Pomije (the "Subordinated Creditor"), for the benefit of Wells Fargo Business Credit, Inc., a Minnesota corporation (the "Senior Lender").

        2ND Swing, Inc., a Minnesota corporation (the "Borrower"), is now or hereafter may be indebted to the Senior Lender on account of loans or the other extensions of credit or financial accommodations from the Senior Lender to the Borrower, or to any other person under the guaranty or endorsement of the Borrower.

        The Subordinated Creditor has made or may make loans or grant other financial accommodations to the Borrower.

        As a condition to making any loan or extension of credit to the Borrower, the Senior Lender has required that the Subordinated Creditor subordinate the payment of the Subordinated Creditor's loans and other financial accommodations to the payment of any and all indebtedness of the Borrower to the Senior Lender. Assisting the Borrower in obtaining credit accommodations from the Senior Lender and subordinating his interests pursuant to the terms of this Agreement are in the Subordinated Creditor's best interest.

        ACCORDINGLY, in consideration of the loans and other financial accommodations that have been made and may hereafter be made by the Senior Lender for the benefit of the Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Subordinated Creditor hereby agrees as follows:

        1.    Definitions.    As used herein, the following terms have the meanings set forth below:

          "Borrower Default" means a Default or Event of Default as defined in any agreement or instrument evidencing, governing, or issued in connection with Senior Lender Indebtedness, including, but not limited to, the Credit Agreement, or any default under or breach of any such agreement or instrument.

          "Collateral" means all collateral now or hereafter securing payment of the Senior Lender Indebtedness, including all proceeds thereof.

          "Credit Agreement" means that certain Credit and Security Agreement dated as of November 21, 2002, by and between the Borrower and the Senior Lender as the same may hereafter be amended, supplemented or restated from time to time.

          "Lien" means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

          "Proceeding" shall mean any case or proceeding with respect to the Borrower, voluntary or involuntary, under Title 11 of the United States Code (the "Bankruptcy Code"), or any similar existing or future law of any jurisdiction, state or federal, relating to bankruptcy, insolvency, reorganization or relief of debtors.

          "Senior Lender Indebtedness" means each and every debt, liability and obligation of every type and description which the Borrower may now or at any time hereafter owe to the Senior

  Lender, whether such debt, liability or obligation now exists or is hereafter created or incurred, and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or joint, several or joint and several, all interest thereon, and all fees, costs and other charges related thereto (including all interest, fees, costs and other charges accruing after the commencement of any case, proceeding or other action relating to the bankruptcy insolvency or reorganization of the Borrower, whether or not allowed in such proceeding or other action), all renewals, extensions and modifications thereof and any notes issued in whole or partial substitution therefor; provided that the principal amount of Senior Lender Indebtedness shall not exceed $3,500.00 or other amount to which Subordinated Creditor and Borrower agree.

          "Subordinated Indebtedness" means all obligations arising under the Subordinated Note, except for warrants issued in connection with the Subordinated Note, and each and every other debt, liability and obligation of every type and description which the Borrower may now or at any time hereafter owe to the Subordinated Creditor, whether such debt, liability or obligation now exists or is hereafter created or incurred, and whether it is or may be direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or joint, several or joint and several.

          "Subordinated Note" means the Borrower's Mezzanine Revolving Promissory Note, dated as of March 31, 2002, payable to the order of the Subordinated Creditor in the amended principal amount of $3,500,000, and the Working Capital Revolving Promissory Note, dated March 31, 2002, amended January 27, 2003, payable to the order of the in the amended principal amount of $4,500,000, together with all renewals, extensions, and modifications thereof and any note or notes issued in substitution therefor.

        2.    Subordination.    The payment of all of the Subordinated Indebtedness is hereby expressly subordinated to the extent and in the manner hereinafter set forth to the payment in full of the Senior Lender Indebtedness; and regardless of any priority otherwise available to the Subordinated Creditor by law or by agreement, the Senior Lender shall hold a first priority Lien in the Collateral, and any Lien claimed therein by the Subordinated Creditor shall be and remain fully subordinate for all purposes to the Lien of the Senior Lender therein for all purposes whatsoever. The Subordinated Indebtedness shall continue to be subordinated to the Senior Lender Indebtedness even if the Senior Lender Indebtedness is subordinated, avoided or disallowed under the United States Bankruptcy Code or other applicable law.

        3.    Payments.    Until all of the Senior Lender Indebtedness has been paid in full, no agreement remains between the Senior Lender and the Borrower with respect to further advances and the Senior Lender is obligated under applicable law to release its Lien in the Collateral, the Subordinated Creditor shall not, without the Senior Lender's prior written consent, demand, receive or accept any payment (whether of principal, interest or otherwise) from the Borrower in respect of the Subordinated Indebtedness, or exercise any right of or permit any setoff in respect of the Subordinated Indebtedness, except that the Subordinated Creditor may accept scheduled payments (but not prepayments) of interest required to be paid under the Subordinated Note, so long as no Borrower Default has occurred and is continuing or will occur as a result of or immediately following any such payment. If the Borrower raises new equity capital, whether through a private placement or a public stock offering after the date of this Agreement, the Subordinated Creditor may receive or accept principal payment plus accrued interest up to the net proceeds of such new equity capital.

        4.    Receipt of Prohibited Payments.    If the Subordinated Creditor receives any payment on the Subordinated Indebtedness that the Subordinated Creditor is not entitled to receive under the provisions of this Agreement, the Subordinated Creditor will hold the amount so received in trust for the Senior Lender and will forthwith turn over such payment to the Senior Lender in the form received

(except for the endorsement of the Subordinated Creditor where necessary) for application to then-existing Senior Lender Indebtedness (whether or not due), in such manner of application as the Senior Lender may deem appropriate. If the Subordinated Creditor exercises any right of setoff that the Subordinated Creditor is not permitted to exercise under the provisions of this Agreement, the Subordinated Creditor will promptly pay over to the Senior Lender, in immediately available funds, an amount equal to the amount of the claims or obligations offset. If the Subordinated Creditor fails to make any endorsement required under this Agreement, the Senior Lender, or any of its officers or employees or agents on behalf of the Senior Lender, is hereby irrevocably appointed as the attorney-in-fact (which appointment is coupled with an interest) for the Subordinated Creditor to make such endorsement in the Subordinated Creditor's name.

        5.    Action on Subordinated Indebtedness.    The Subordinated Creditor will not commence any action or proceeding against the Borrower to recover all or any part of the Subordinated Indebtedness, or join with any creditor (unless the Senior Lender shall so join) in bringing any proceeding against the Borrower under any bankruptcy, reorganization, readjustment of debt, arrangement of debt receivership, liquidation or insolvency law or statute of the federal or any state government, or take possession of, sell, or dispose of any Collateral, or exercise or enforce any right or remedy available to the Subordinated Creditor with respect to any such Collateral, unless and until the Senior Lender Indebtedness has been paid in full, no agreement remains between the Senior Lender and the Borrower regarding additional advances and the Senior Lender is obligated under applicable law to release its Lien in the Collateral.

        6.    Action Concerning Collateral.

          (a)   Notwithstanding any Lien now held or hereafter acquired by the Subordinated Creditor, the Senior Lender may take possession of, sell, dispose of, and otherwise deal with all or any part of the Collateral, and may enforce any right or remedy available to it with respect to the Borrower or the Collateral, all without notice to or consent of the Subordinated Creditor except as specifically required by applicable law and except for ten (10) business days notice prior to sale or disposal of any Collateral to an unrelated third party outside the ordinary course of business.

          (b)   In addition, and without limiting the generality of the foregoing, if (i) a Borrower Default has occurred and is continuing, (ii) the Borrower intends to sell or otherwise dispose of any Collateral to an unrelated third party outside the ordinary course of business, (iii) the Senior Lender has given written notice thereof to the Subordinated Creditor, and (iv) the Subordinated Creditor has failed, within ten (10) business days after receipt of such notice, to purchase for cash the Senior Lender Indebtedness for the full amount thereof, the Subordinated Creditor shall be deemed to have consented to such sale or disposition, to have released any Lien it may have in such Collateral and to have authorized the Senior Lender or its agents to file partial releases (and any related financing statements such as "in-lieu" financing statements under Part 7 of Article 9 of the Uniform Commercial Code) with respect to such Collateral. In the event the Subordinated Creditor purchases the Senior Lender Indebtedness, the Senior Lender shall simultaneously execute and deliver appropriate assignment documents to the Subordinated Creditor and promptly file the appropriate assignments of its UCC-1 financing statement.

          (c)   Except as required by applicable law, the Senior Lender shall have no duty to preserve, protect, care for, insure, take possession of, collect, dispose of, or otherwise realize upon any of the Collateral, and in no event shall the Senior Lender be deemed the Subordinated Creditor's agent with respect to the Collateral. All proceeds received by the Senior Lender with respect to any Collateral may be applied, first, to pay or reimburse the Senior Lender for all costs and expenses (including reasonable attorneys' fees) incurred by the Senior Lender in connection with the collection of such proceeds, and, second, to any Senior Lender Indebtedness secured by the Senior Lender's Lien in that Collateral, in any order that it may choose.

        7.    Bankruptcy and Insolvency.    In the event of any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement with creditors, whether or not pursuant to bankruptcy law, the sale of all or substantially all of the assets of the Borrower, dissolution, liquidation or any other marshalling of the assets or liabilities of the Borrower, the Subordinated Creditor will file all claims, proofs of claim or other instruments of similar character necessary to enforce the obligations of the Borrower in respect of the Subordinated Indebtedness and will hold in trust for the Senior Lender and promptly pay over to the Senior Lender in the form received (except for the endorsement of the Subordinated Creditor where necessary) for application to the then-existing Senior Lender Indebtedness, any and all moneys, dividends or other assets received in any such proceedings on account of the Subordinated Indebtedness, unless and until all of the Senior Lender Indebtedness has been paid in full, no agreement remains between the Senior Lender and the Borrower with respect to further advances and the Senior Lender is obligated under applicable law to release its Lien in the Collateral,. If the Subordinated Creditor shall fail to take any such action, the Senior Lender, as attorney-in-fact for the Subordinated Creditor, may take such action on the Subordinated Creditor's behalf. The Subordinated Creditor hereby irrevocably appoints the Senior Lender, or any of its officers or employees on behalf of the Senior Lender, as the attorney-in-fact for the Subordinated Creditor (which appointment is coupled with an interest) with the power but not the duty to demand, sue for, collect and receive any and all such moneys, dividends or other assets and give acquittance therefor and to file any claim, proof of claim or other instrument of similar character, to vote claims comprising Subordinated Indebtedness to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension and to take such other action in the Senior Lender's own name or in the name of the Subordinated Creditor as the Senior Lender may deem necessary or advisable for the enforcement of the agreements contained herein; and the Subordinated Creditor will execute and deliver to the Senior Lender such other and further powers-of-attorney or instruments as the Senior Lender may request in order to accomplish the foregoing. If the Senior Lender desires to permit the use of cash collateral or to provide post-petition financing to the Borrower, the Subordinated Creditor shall not object to the same or assert that its interests are not being adequately protected.

        8.    Restrictive Legend; Transfer of Subordinated Indebtedness.    The Subordinated Creditor will cause the Subordinated Note and all other notes, bonds, debentures or other instruments evidencing the Subordinated Indebtedness or any part thereof (except for warrants issued in connection with the Subordinated Note) to contain a specific statement thereon to the effect that the indebtedness thereby evidenced is subject to the provisions of this Agreement, and the Subordinated Creditor will mark its books conspicuously to evidence the subordination effected hereby. Attached hereto is a true and correct copy of the Subordinated Note bearing such legend. At the request of the Senior Lender, the Subordinated Creditor shall deposit with the Senior Lender the Subordinated Note and all of the other notes, bonds, debentures or other instruments evidencing the Subordinated Indebtedness, which notes, bonds, debentures or other instruments may be held by the Senior Lender so long as any Senior Lender Indebtedness remains outstanding or the Senior Lender's Lien in the Collateral has not been terminated. The Subordinated Creditor is the lawful holder of the Subordinated Note and has not transferred any interest therein to any other person. Without the prior written consent of the Senior Lender, the Subordinated Creditor will not assign, transfer or pledge to any other person any of the Subordinated Indebtedness or agree to a discharge or forgiveness of the same, which consent shall not be unreasonably withheld, conditioned or delayed.

        9.    Continuing Effect.    This Agreement shall constitute a continuing agreement of subordination, and the Senior Lender may, without prior notice to or consent by the Subordinated Creditor, modify any term of the Senior Lender Indebtedness in reliance upon this Agreement. Without limiting the generality of the foregoing, the Senior Lender may, at any time and from time to time, without the consent of or notice to the Subordinated Creditor and without incurring responsibility to the

Subordinated Creditor or impairing or releasing any of the Senior Lender's rights or any of the Subordinated Creditor's obligations hereunder:

          (a)   change the interest rate or change the amount of payment or extend the time for payment or renew or otherwise alter the terms of any Senior Lender Indebtedness or any instrument evidencing the same in any manner;

          (b)   sell, exchange, release or otherwise deal with any property at any time securing payment of the Senior Lender Indebtedness or any part thereof;

          (c)   release anyone liable in any manner for the payment or collection of the Senior Lender Indebtedness or any part thereof;

          (d)   exercise or refrain from exercising any right against the Borrower or any other person (including the Subordinated Creditor); and

          (e)   apply any sums received by the Senior Lender, by whomsoever paid and however realized, to the Senior Lender Indebtedness in such manner as the Senior Lender shall deem appropriate.

The Senior Lender agrees to provide notice to the Subordinated Lender promptly following all modifications to the Senior Lender Indebtedness, provided that failure of the Subordinated Lender to do so, except in bad faith, shall not affect the terms of this Agreement.

The Subordinated Creditor hereby waives any and all right to require the marshalling of assets in connection with the exercise of any of the Senior Lender's remedies permitted by applicable law or agreement.

        10.    No Commitment.    None of the provisions of this Agreement shall be deemed or construed to constitute or imply any commitment or obligation on the part of the Senior Lender to make any future loans or other extensions of credit or financial accommodations to the Borrower.

        11.    Notice.    All notices and other communications hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by registered mail, postage prepaid, or (iii) transmitted by telecopy with proof of transmission, in each case addressed to the party to whom notice is being given at its address as set forth below:

  If to the Senior Lender:

  Wells Fargo Business Credit, Inc.
  MAC N9312-040
  Wells Fargo Center
  Sixth Street and Marquette Avenue
  Minneapolis, Minnesota 55479
  Telecopier: (612) 341-2472
  Attention: Sean P. Olmstead

  If to the Subordinated Creditor:

  David J. Pomije
  801 Tonkawa Road
  Long Lake, MN 55356
  Telecopier: (952) 471-0637

  With copies to:

  2nd Swing, Inc.
  5810 Baker Road
  Minnetonka, MN 55343
  Telecopier (952)-345-3777
  Attention: Stanley A Bodine, Chief Executive Officer

  and

  Moss & Barnett
  4800 Wells Fargo Center
  90 South Seventh Street
  Minneapolis, MN 55402-4129
  Telecopier: (612) 347-0300
  Attention: Barry Lazarus

or at such other address as may hereafter be designated in writing by that party. All such notices or other communications shall be deemed to have been given on (i) the date received if delivered personally, (ii) the date of posting if delivered by mail, or (iii) the date of transmission if delivered by telecopy.

        12.    Conflict in Agreements.    If the subordination provisions of any instrument evidencing Subordinated Indebtedness conflict with the terms of this Agreement, the terms of this Agreement shall govern the relationship between the Senior Lender and the Subordinated Creditor.

        13.    No Waiver.    No waiver shall be deemed to be made by the Senior Lender of any of its rights hereunder unless the same shall be in writing signed on behalf of the Senior Lender, and each such waiver, if any, shall be a waiver only with respect to the specific matter or matters to which the waiver relates and shall in no way impair the rights of the Senior Lender or the obligations of the Subordinated Creditor to the Senior Lender in any other respect at any time.

        14.    Binding Effect; Acceptance.    This Agreement shall be binding upon the Subordinated Creditor and the Subordinated Creditor's heirs, legal representatives, successors and assigns and shall inure to the benefit of the Senior Lender and its participants, successors and assigns irrespective of whether this or any similar agreement is executed by any other Subordinated Creditor of the Borrower. Notice of acceptance by the Senior Lender of this Agreement or of reliance by the Senior Lender upon this Agreement is hereby waived by the Subordinated Creditor.

        15.    Acknowledgement of Authorized Termination.    If the Senior Lender Indebtedness has been paid in full, no agreement remains between the Senior Lender and the Borrower with respect to further advances and the Senior Lender is obligated under applicable law to release its Lien in the Collateral, the Senior Lender agrees promptly to cause its financing statements to be terminated and to provide separate written acknowledgment that it has authorized the termination of such financing statements.

        16.    Miscellaneous.    The paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

        17.    Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial.    This Agreement shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Minnesota. Each party consents to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related to this Agreement, waives any argument that venue in any such forum is not convenient, and agrees that any litigation initiated by any of them in connection with this Agreement may be venued in either the state or federal courts located in Hennepin County, Minnesota. THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS ACKNOWLEDGMENT.

IN WITNESS WHEREOF, the Subordinated Creditor has executed this Agreement as of the date and year first above-written.

/s/ David R. Pomije David R. Pomije

Acknowledgment by Borrower

        The undersigned, being the Borrower referred to in the foregoing Agreement, hereby (i) acknowledges receipt of a copy thereof, (ii) agrees to all of the terms and provisions thereof, (iii) agrees to and with the Senior Lender that it shall make no payment on the Subordinated Indebtedness that the Subordinated Creditor would not be entitled to receive under the provisions of the Agreement, (iv) agrees that any such payment will constitute a default under the Senior Lender Indebtedness, and (v) agrees to mark its books conspicuously to evidence the subordination of the Subordinated Indebtedness effected hereby.

2ND SWING, INC.
By	/s/ Stanley A. Bodine Chief Executive Officer

EXHIBIT A

attach copy of Subordinated Note with following legend

THIS INSTRUMENT IS SUBJECT TO THE TERMS OF AN AMENDED AND RESTATED SUBORDINATION AGREEMENT BY DAVID J. POMIJE IN FAVOR OF WELLS FARGO BUSINESS CREDIT, INC. DATED AS OF JANUARY 27, 2003

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AMENDED AND RESTATED SUBORDINATION AGREEMENT
EXHIBIT A